                                  Exhibit 10.8

                        Consulting Agreement (John Moran)

                              CONSULTING AGREEMENT


         This Agreement is entered into this the 1st day of April 1998, by and between Lone Star International Energy, Inc., ("Lone Star"), 528 Grant Road, Mineral Wells, Texas 76067, and John T. Moran, ("Moran"), 62 SE 6th Avenue, Delray Beach, Florida 33438.

                                    RECITALS

         WHEREAS, Lone Star is a public company with its stock trading on the NASDAQ Bulletin Board under the symbol "LNST", and is engaged in the oil and gas production and development business and through its wholly owned subsidiary, Energy Reclaim Refrigeration, Inc. ("Energy"), in the development and manufacturing of certain patented alternative energy devices; and,

         WHEREAS, Moran is engaged in the private consulting business and has over his career gained experience and knowledge in the public companies arena, including funding, mergers and acquisitions, risk management, and securities regulations; and,

         WHEREAS, Lone Star wishes to retain the services of Moran to serve as a consultant to its corporate management regarding his areas of knowledge and experience, and Moran desires to establish a relationship with Lone Star and to provide certain services as a consultant.

         NOW THEREFORE, in consideration of the following terms and conditions, the parties hereby agree as follows:

         1. Lone Star shall retain the services of Moran as a consultant to corporate management, to provide such services as may be directed by such management from time to time, including, but not limited to:

                  a. Assist in promoting Lone Star's Montana oil and gas property, with particular emphasis on locating potential partners for the development. Moran will limit this activity to simply identifying the potential sources, but the details of the particular investment shall be negotiated by Lone Star's management.

                  b. Negotiate on behalf of Lone Star with the holders of the currently outstanding debentures (i.e. Steve Hicks), for the purpose of securing a resolution to the debenture issue that will be more favorable to Lone Star, and will have the potential of helping to provide positive news to the market eliminating the fears of major dilution to current shareholders with the intent in securing a more stable market support and share price.

                  c. Assist Lone Star in its efforts to increase market support for its stock.

                  d. Assist Lone Star in formulating a possible plan of corporate reorganization that may involve a merger and/or spin-off of Energy as a separate public vehicle. This may include the research and location of potential suitable merger candidates, as well as assisting management in its analysis of options presented to Lone Star by others, or generated internally.

                  e. Assist Lone Star upon request in securing a settlement of outstanding litigation against the company. This may include assisting Lone Star in the pursuit of its claim against Merit Capital.

                  f. At the request of Lone Star, consult with and assist in advising and developing strategies with the companies outside securities and litigation counsel.

                  g. Provide such other services as may be requested from time to time by Lone Star.

         2. As consideration for the foregoing services, Lone Star agrees that Moran shall be paid as follows:

                  a. An initial non-refundable cash retainer of $5,000.00, payable upon execution of this agreement, together with a secondary retainer of $50,000.00 which may be payable in cash or stock or a combination thereof, at the sole discretion of Lone Star. In the event stock is used, Lone Star agrees to make available shares that are registered as S-8 free trading shares, with the number of shares to be determined by the market price of such securities on the date payment is to be made, or as otherwise agreed by the parties. Such secondary retainer to be paid upon the effective date of this agreement or at such other time as may be mutually agreed by the parties.

                  b. Options to secure shares of Lone Star stock equal to 250,000 shares at $1.50 per share, exercisable within 2 years from the effective date hereof, together with options to secure 250,000 shares at $3.00 per share exercisable within 3 years from the effective date hereof. The options granted herein shall carry registration rights in accordance with an S-3 Registration.

         3. It is understood that Moran shall be responsible for all of his reasonable and necessary fees and expenses including travel, meals, telephone, etc. incurred in connection with his services performed hereunder. In the event Lone Star request services of Moran that would involve the expenditure of significant expenses, (i.e. international travel), Lone Star shall approve such expenses in advance, and shall provide an expense advance to cover same.

         4. The parties acknowledge that during the term of this agreement and in the course of the discharge of his duties hereunder, Moran may have access to and become acquainted with information concerning the operation and processes of Lone Star, including without limitation, financial, personnel, sales, scientific and other information that is owned by Lone Star and regularly used in the operation of its business. Moran specifically agrees that he shall not knowingly or willfully misuse, misappropriate, or disclose any such information directly or indirectly to any other person or use it in any way, either during the term of this agreement or at any other time thereafter, except as required in the course of his duties hereunder, or as requested by a governmental agency with proper authority.

         5. This agreement shall have a primary term of one year from the effective date. Lone Star reserves the right to terminate this agreement at any time and for any reason upon 30 days written notice to Moran. Such notice shall be considered given upon being deposited in the U.S. Mail, postage prepaid, and addressed to Moran at the address first herein mentioned.

         6. This Agreement shall be governed by the laws of the State of Texas, and any disputes which may arise shall be submitted to arbitration with venue in Tarrant County, Texas. The parties agree that any ruling made through the arbitration procedures in effect in Tarrant County, Texas, shall be binding so as to resolve any matters in controversy.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above mentioned.

                                       Lone Star International Energy, Inc.



                                       -----------------------------------------
                                       Richard Baker,
                                       President


                                       Consultant:


                                       -----------------------------------------
                                       John T. Moran